Exhibit 8.3.7

                              Form of Non-Solicits

                                 [See Attached]

                              NON-SOLICIT COVENANT

         THIS NON-SOLICIT COVENANT ("Agreement"), is made and entered into to be effective as of this 31st day of March, 1998, by and between UCI Medical Affiliates of Georgia, Inc., a South Carolina corporation ("UCI of GA"), and _____________________________ ("Shareholder").


                              Preliminary Statement
                              ---------------------

         Shareholder is currently a shareholder of MainStreet Healthcare Corporation, a Delaware corporation ("Mainstreet"). Mainstreet has owned and operated various medical-related facilities and equipment in the States of Georgia and Tennessee (the "Business").

         Pursuant to that certain Acquisition Agreement and Plan of Reorganization dated February ____, 1998 (the "Acquisition Agreement"), by and among UCI of GA; UCI Medical Affiliates, Inc., a Delaware corporation ("UCI"); Mainstreet; MainStreet Healthcare Medical Group, P.C., a Georgia corporation ("MSH of GA"); Mainstreet Healthcare Medical Group, PC, a Tennessee corporation ("MSH of TN"); Michael J. Dare; A. Wayne Johnson; PENMAN Private Equity and Mezzanine Fund, L.P., a Delaware limited partnership; and Robert G. Riddett, Jr., Mainstreet transferred substantially all of Mainstreet's assets (the "Assets") to UCI of GA as set forth in the Acquisition Agreement. Upon the closing of the transactions contemplated in the Acquisition Agreement, UCI of GA intends to operate the Assets acquired by it for UCI of GA's business similar to the Business of Mainstreet. In connection therewith, UCI of GA has contracted with Doctor's Care of Georgia, P.C., a Georgia professional corporation ("DC of GA") to provide health care services at such facilities within the State of Georgia, and with Doctor's Care of Tennessee, P.C., a Tennessee professional corporation ("DC of TN") to provide health care services at such facilities within the State of Tennessee. For purposes herein MainStreet, MSH of GA, and MSH of TN are collectively referred to herein as the "MainStreet Entities".

         Mainstreet has conducted the Business for several years, and Shareholder has made use of, acquired, and added to confidential and proprietary information and trade secrets of Mainstreet, all of which are portions of the Assets (which Assets are being transferred to UCI of GA pursuant to the Acquisition Agreement).

         Shareholder also has developed unique information and knowledge about the competitive market, locations, potential patients, processes and prospects of the Business of Mainstreet.

         The value of the acquisition by UCI of GA pursuant to the Acquisition Agreement would be diminished in the event that Shareholder were to violate the terms of this Agreement. UCI, UCI of GA, DC of GA, and DC of TN (collectively the "UCI Entities") have required, as a condition precedent to its purchase of such Assets pursuant to the Acquisition Agreement, that Shareholder covenant not to divulge any confidential information and not to solicit the employees of the UCI Entities, or any one of them, as set forth herein.

         Shareholder has agreed to provide such covenants as set forth herein as a material inducement to the UCI Entities to enter into and close the Acquisition Agreement and in consideration of the payments to be made thereunder. Shareholder's covenants contained herein are ancillary to the Acquisition Agreement. Shareholder acknowledges that he/she will benefit from the Acquisition Agreement.

         Pursuant to the Acquisition Agreement, UCI of GA and Shareholder desire to set forth the terms and conditions of their agreements and understandings respecting such covenants.


Non-Solicit Covenant
Page 1

                             Statement of Agreement
                             ----------------------

         NOW, THEREFORE, in consideration of the foregoing premises, the promises set forth herein, the Acquisition Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Shareholder and UCI of GA, intending to be legally bound, hereby agree and covenant as follows:


         1. Non-Disclosure of Information. Shareholder shall not, at any time after the date hereof, directly or indirectly, divulge or disclose to any person or entity including without limitation any Affiliate (as defined below) of Shareholder for any purpose whatsoever any confidential information that has been developed or obtained by, or disclosed to, Shareholder at any time before or after the date hereof (exclusive of such information as is in the public domain or as is required to be disclosed pursuant to an applicable law, rule, regulation, or final non-appealable order of a court of competent jurisdiction). Shareholder acknowledges that such confidential information is of a special and unique nature and value relating to matters of the Mainstreet's Business, including, without limitation, the lists of patients and potential patients of one or more of the Mainstreet Entities, leases or contacts (which were specifically targeted by one or more of the Mainstreet Entities prior to Closing), pricing information and lists, sales and marketing materials and methods, proprietary information, trade secrets, trademarks, systems, procedures, manuals, confidential reports, records, operational expertise, the nature and type of services rendered by the Mainstreet Entities, or any one of them, the equipment and methods used and preferred by patients and customers of the Mainstreet Entities, or any one of them, and the fees paid by them (all of which are deemed for all purposes to be confidential, proprietary, and trade secrets of one or more of the Mainstreet Entities transferred to the UCI Entities pursuant to the Acquisition Agreement).

         2. Covenants against Solicitation.

[PROVISION FOR PENMAN ONLY

                  a. Employees. For a period of two (2) years after the effective date hereof, Shareholder shall not solicit or in any manner attempt to solicit or induce any person employed by, or an agent of, one or more of the UCI Entities to terminate such person's association or contract of employment or agency, as the case may be, with such entity.

                  b. Senior Employees. For a period of five (5) years after the effective date hereof, Shareholder shall not solicit or in any manner attempt to solicit or induce the following three (3) senior management employees of one or more of the UCI Entities to terminate such person's association or contract of employment or agency, as the case may be, with such entity:_____________________ ____________________________________________.]

[PROVISION FOR ALL CLASS B SHAREHOLDERS OTHER THAN PENMAN

                  a. Employees. For a period of two (2) years after the effective date hereof, Shareholder shall not, directly or through an Affiliate (as defined below) solicit or in any manner attempt to solicit or induce any person employed by, or an agent of, one or more of the UCI Entities to terminate such person's association or contract of employment or agency, as the case may be, with such entity.

                  b. Senior Employees. For a period of five (5) years after the effective date hereof, Shareholder shall not, directly or through an Affiliate (as defined below) solicit or in any manner attempt to solicit or induce the following three (3) senior management employees of one or more of the UCI Entities to terminate such person's association or contract of employment or agency, as the case may be, with such entity:___________________________________
______________________________________________________________________________.]

Non-Solicit Covenant
Page 2

                  c. Definition of Affiliate. For purposes of this Agreement, an "Affiliate" of Shareholder is a Person (as defined below) that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with Shareholder. For purposes of this Agreement, a "Person" includes, in addition to such person, all of the following persons: (i) any relative or spouse of such person, or any relative of such spouse, any one of whom has the same home as such person; (ii) any trust or estate in which such person or any of the persons specified in Section 2(c)(i) of this Agreement collectively own ten percent (10%) or more of the total beneficial interest, or of which any of such persons serve as trustee, executor or in any other capacity; and (iii) any corporation, partnership, limited liability company or other organization in which such person or any of the persons specified in
Section 2(c)(i) of this Agreement are the beneficial owners collectively of ten percent (10%) of any class of equity securities, of the equity interest, or of the partnership interest.

         3. Consideration. In consideration of the restrictions and covenants contained herein, Shareholder hereby acknowledges the receipt and adequacy of such other consideration set forth in the Acquisition Agreement.

         4. Remedies.

                  a. Accounting for Lost Profits. If Shareholder shall violate any of the provisions of Sections 1 or 2, the UCI Entities shall be entitled to recover any non-speculative lost profits incurred by any one or more of the UCI Entities as a result of, growing out of, or in connection with, any such violation by Shareholder. This remedy shall be in addition to, and not in limitation of, any injunctive relief or other rights, remedies, or damages, to which any one or more of the UCI Entities is or may be entitled as a result of this Agreement.

                  b. Injunctive Relief. In the event of a breach or threatened breach by Shareholder of any of the provisions of Sections 1 or 2, the UCI Entities, in addition to, and not in limitation of, any other rights, remedies, or damages available to any one or more of the UCI Entities at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction, and permanent injunction in order to prevent or restrain any such breach by Shareholder or by Shareholder's partners, agents, representatives, servants, employers, employees, companies, consulting clients, and/or any and all persons directly or indirectly acting for or with Shareholder. Shareholder agrees that in the event of any breach by Shareholder of the covenants set forth in this Agreement, the UCI Entities shall suffer irreparable harm for which the remedy of monetary damages may be inadequate.

                  c. Alternatives. The UCI Entities shall have the option, in their sole discretion, to enforce the various restrictions of Sections 1 and 2 cumulatively, in the alternative, or consecutively.

         5. Reasonableness of Restrictions.

                  a. Acknowledgment. Shareholder has carefully read and considered the provisions of Sections 1, 2, 3 and 4, and, having done so, voluntarily agrees that the restrictions set forth in those Sections, including, but not limited to, the time period of restriction, the geographical areas of restriction, and the scope of restricted activities set forth in Section 2, are fair and reasonable and are reasonably required for the protection of the legitimate interests of each of the UCI Entities, and their respective parent or subsidiary corporations, partnerships, officers, directors, partners, employees and affiliates.

                  b. Enforcement. In the event that, notwithstanding the foregoing, any of the provisions of Sections 1, 2, or 4 or any parts thereof shall be held to be invalid or unenforceable, the remaining provisions or parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions or parts had not been included therein. In the event that any provisions of Sections 1 or 2 relating to the time period and/or the areas of restriction and/or the scope of restricted activities and/or related aspects shall be declared

Non-Solicit Covenant
Page 3
by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or the scope of restricted activities and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

         6. Miscellaneous.

                  a. Burden and Benefit. This Agreement shall be binding upon UCI of GA's successors and assigns and Shareholder's heirs, personal and legal representatives, successors and assigns, and shall inure to the benefit of each of the UCI Entities' respective successors and permitted assigns and Shareholder's heirs, personal legal representatives, successors, and permitted assigns.

                  b. Modifications. This Agreement can only be modified by a written agreement duly signed by Shareholder and an authorized representative of UCI of GA. Moreover, in order to avoid uncertainty, ambiguity and misunderstandings in their relationships, the parties hereto covenant and agree not to enter into any oral agreement or understanding inconsistent or in conflict with this Agreement; and the parties hereto further covenant and agree that any oral communication allegedly or purportedly constituting such an agreement or understanding shall be absolutely null, void and without effect.

                  c. Waiver. Any waiver by either party of any breach or any term or condition hereof shall be effective only if in writing and such writing shall not be deemed to be a waiver of any subsequent or other breach, term or condition of this Agreement.

                  d. Assignments. Neither this Agreement nor any rights hereunder may be assigned or otherwise transferred by Shareholder. This Agreement may be assigned or otherwise transferred by UCI of GA to any entity controlled by or under common control with UCI of GA, or in connection with the merger or acquisition of, or sale of substantially all of, the assets of UCI of GA.

                  e. Cumulative Remedies. All rights and remedies of a party hereunder shall be cumulative and in addition to such rights and remedies as may be available to a party at law or equity.

                  f. Venue and Jurisdiction. The parties hereto hereby (i) agree that any litigation, action or proceeding arising out of or relating to this Agreement may be instituted in a state or federal court located in Richland County, South Carolina, (ii) waive any objection which they might have now or hereafter to any such litigation, action, or proceeding based upon improper venue or inconvenient forum, and (iii) irrevocably submit to the jurisdiction of such courts in any such litigation, action or proceeding. For all purposes of this Agreement, the parties hereto further agree that service of process may be effected pursuant to United States mail.

                  g. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contemporaneous written or oral agreements and representations between the parties with respect thereto.

                  h. Governing Law. The construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of South Carolina.

                  i. Severability. The invalidity or unenforceability or any provision of this Agreement shall not render invalid or unenforceable any other provision hereof.


Non-Solicit Covenant
Page 4

                  j. Survival. All terms of this Agreement shall survive the Closing under the Acquisition Agreement.

                  k. Usage. Capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed to them in the Acquisition Agreement. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms such as "hereof", "hereunder", "hereto", "herein", and words of similar import shall refer to this Agreement in its entirety and all references to "Paragraphs", "Sections", and similar cross references shall refer to specified portions of this Agreement, unless the context clearly requires otherwise.

                  l. Enforcement. In the event litigation or other legal proceedings are commenced to enforce any rights under this Agreement, all reasonable legal expenses (including reasonable attorney's fees) and other direct costs of litigation of the prevailing party shall be paid by the non-prevailing party. All remedies specified herein are cumulative and non-exclusive, and parties shall be entitled to seek or enforce any other rights or remedies available to them at law or in equity.

                  m. Notices. Any notice, request, approval, consent, demand or other communication shall be effective upon the first to occur of the following:
(i) upon receipt by the party to whom such notice, request, approval, consent, demand or other communication is being given; or (ii) three (3) business days after being duly deposited in the United States certified mail, return receipt requested, and addressed as follows:

                  UCI of GA:            UCI Medical Affiliates of Georgia, Inc.
                  ---------             1901 Main Street, Suite 1200
                                        Mail Code 1105
                                        Columbia, South Carolina 29201
                                        Attn.:  Jerry F. Wells, Jr.


                  Shareholder:          ________________________________________
                  -----------           ________________________________________
                                        ________________________________________
                                        ________________________________________




The parties hereto may change their respective addresses by notice in writing given to the other party to this Agreement.

Non-Solicit Covenant
Page 5

         IN WITNESS WHEREOF, this Non-Solicit Covenant is executed under seal by UCI of GA and Shareholder to be effective as of the date first above written.

WITNESSES:                          SHAREHOLDER:
----------                          ------------


_______________________
                                    ________________________________(SEAL)
                                    Print Name:
                                    Social Security Number:

_______________________

                                    UCI OF GA:
                                    ----------

                                    UCI MEDICAL AFFILIATES OF GEORGIA
_______________________

                                    By:______________________________(SEAL)
                                      Its:________________________________

_______________________


Non-Solicit Covenant
Page 6

                                  Exhibit 8.3.8

                            Form of Investment Letter

                                 [See Attached]

                                INVESTMENT LETTER

                                 March 31, 1998

TO:      UCI Medical Affiliates, Inc.
         1901 Main Street, Suite 1200
         Columbia, SC 29201
         Attn:  President

RE:      Issuance of Common Stock in UCI Medical Affiliates, Inc.

Dear Sir:

         On this date, the Company is issuing to the undersigned shareholder ("Transferee") of MainStreet Healthcare Corporation, a Delaware corporation ("Main Street"), the number of shares of the common stock, $0.05 par value, of UCI Medical Affiliates, Inc., a Delaware corporation (the "Company"), as are set forth opposite Transferee's signature on the signature page hereof (the "Shares"). In consideration of your agreement to issue the Shares to Transferee, Transferee hereby represents and warrants to you and hereby covenants and agrees with you, as follows:


         1. Transferee has carefully read this Investment Letter and, to the extent Transferee believes necessary, has discussed with Transferee's counsel and other professional advisor(s) the representations, warranties, covenants and agreements which Transferee makes by signing it, and any applicable limitations upon Transferee's transfer of the Shares issuable thereunder. Transferee acknowledges that Transferee has not relied upon the legal counsel or accountants for the Company regarding the Shares or the transactions contemplated by this Investment Letter, and Transferee has been advised to engage separate legal counsel and accountants to represent Transferee's individual interest and advise Transferee regarding the structure of and risks associated with such transactions.

         2. Transferee understands that as a publicly traded company, the Company files with the Securities and Exchange Commission (the "SEC") various reports, including quarterly and annual financial statements, annual reports to shareholders, and proxy statements, and that all of such reports, statements and information are available to the public, including Transferee, from the SEC and directly from the Company (collectively the "Documents"). Transferee has been given the opportunity to obtain copies of such Documents and to ask questions of, and receive answers from, representatives of the Company with respect to the Company and the Shares, concerning the terms and conditions of the transfer of the Shares by the Company to Transferee, and has been given the opportunity to obtain such additional information necessary to verify the accuracy of any information provided to Transferee by the Company in order for Transferee to evaluate the merits and risks of an investment in the Company to the extent that the Company possesses such information or could acquire it without unreasonable effort or expense. Transferee has been furnished with all information concerning the Shares and the Company that Transferee desires.

         Transferee further acknowledges that Transferee is executing and delivering this Investment Letter solely on the basis of information contained in the Documents and not on the basis of any information, representations, or agreements made by any other person, and that no representations or warranties of any nature have been made to Transferee with respect to the ultimate economic consequences or tax consequences of Transferee's investment in the Company.

Investment Letter
Page 1

Transferee acknowledges that any forecasted financial data which may have been given to Transferee is for illustration purposes only and no assurance is given that actual results will correspond with the results contemplated in any such data.

         3. Transferee is _____ or is not _____ (initial one) an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the "1933 Act"). For this purpose, Transferee understands that an "accredited investor" includes:

         (i) any individual who: (A) has a net worth (with spouse) in excess of $1 million; or (B) has had an individual income in excess of $200,000 (or joint income with spouse in excess of $300,000) in each of the two most recent years and who reasonably expects the same income level for the current year; or (C) who is an executive officer or director of the Company;

         (ii) any entity in which all of the equity owners or partners are "accredited investors;" or

         (iii) any corporation or partnership with total assets in excess of $5,000,000 that was not formed for the specific purpose of purchasing the securities subscribed hereunder.

         4. Transferee considers himself/herself/itself to be a sophisticated investor in companies similarly situated to the Company, and Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Shares. Any information Transferee may have furnished to you with respect to Transferee's status as a sophisticated investor, Transferee's business experience or Transferee's financial position is correct.

         5. If Transferee is an individual, Transferee's current state of residency is the state reflected in Transferee's current address as set forth on the signature page hereof, and Transferee has no present intention of moving from such state of residency. If Transferee is an entity, Transferee's state of incorporation or organization are as set forth on the signature page hereof. If Transferee is an entity which does not meet the classification set forth under
Section 3 (iii) above, each of Transferee's equity owners and/or partners has the same state of residence as the Transferee's state of incorporation or organization and none of Transferee's equity owners and/or partners has any present intention of moving from such state of residency.

         6. Transferee has been advised and acknowledges that the issuance of the Shares will not be registered under the 1933 Act, in reliance upon the exemption(s) from registration promulgated thereunder. Transferee also acknowledges that the issuance of the Shares will not be registered under the securities laws of any state. Consequently, Transferee agrees that the Shares cannot be resold unless they are registered under the 1933 Act and applicable state securities laws, or unless an exemption from such registration requirements is available.

         7. Transferee understands and acknowledges that, except as specifically set forth in that certain Registration Rights Agreement dated as of March 31, 1998, the Company is under no obligation to register the Shares for public sale or to comply with the conditions of Rule 144 promulgated by the SEC under the 1933 Act or to take any other action necessary in order to make available any exemption for the subsequent transfer of the Shares without registration.

         8. Transferee is purchasing the Shares solely for Transferee's own account and not as nominee for, representative of, or otherwise on behalf of any other person. Transferee is purchasing the Shares with the intention of

Investment Letter
Page 2
holding the Shares for investment, with no present intention of participating, directly or indirectly, in a subsequent public distribution of the Shares unless registered under the 1933 Act and applicable state securities laws, or unless an exemption from such registration requirements is available. Transferee shall not make any sale, transfer or other disposition of the Shares in violation of state or federal law.

         9. Transferee has been advised and acknowledges that there is currently no active public or private market for the Shares and that no active market for the Shares may develop. Transferee is aware that Transferee's investment in the Company is speculative and involves a high degree of risk of loss arising from, among other things, substantial market, operational, competitive and other risks, and having made Transferee's own evaluation of the risks associated with this investment, Transferee is aware and Transferee has been advised that Transferee must bear the economic risks of a purchase of the Shares indefinitely.

         10. Transferee is aware that the Company may offer and sell additional shares of common stock in the future, thereby diluting Transferee's percentage equity ownership of the Company.

         11. Transferee acknowledges that the Shares were not offered to Transferee by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which Transferee was invited by any of the foregoing means of communications.

         12. Transferee understands and agrees that the Company and all current and future shareholders of the Company are relying on the agreements and representations contained herein. Transferee understands fully the meaning and legal consequences of the provisions herein, and agrees to indemnify and hold harmless the Company, and each other person, if any, subject to liability because of such person's connection with the Company, against all actions, claims, losses, damages and liabilities arising out of or based upon any false representation or warranty herein, or any breach by the undersigned of any provision hereof, and to reimburse the Company and each such other person for any legal and other expenses incurred by the Company and each such other person in connection with investigating, defending, and, if appropriate, settling any action, claim, loss, damage or liability.

         13. In connection with the purchase of the Shares by Transferee, Transferee has not and will not pay, and has no knowledge of the payment of, any commission or other direct or indirect remuneration to any person or entity for soliciting or otherwise coordinating the purchase of the Shares, except to such persons or entities as are duly licensed and/or registered to engage in securities offering and selling activities (or are exempt from such licensing and/or registration requirements) in the state(s) in which such activities have taken place in connection with the transaction contemplated by this Investment Letter.

         14. Transferee has been advised and agrees that there will be placed on any certificates representing the Shares, or any substitution(s) thereof, a legend stating in substance the following (and including any restrictions or conditions that may be required by any applicable state law), and Transferee has been advised and further agrees that the Company will refuse to permit the transfer of the Shares out of Transferee's name in the absence of compliance with the terms of such legend:


Investment Letter
Page 3

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE COMPANY WILL TRANSFER SUCH SECURITIES ONLY UPON RECEIPT OF EVIDENCE SATISFACTORY TO THE COMPANY, WHICH MAY INCLUDE AN OPINION OF COUNSEL, THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH OR THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE STATE SECURITIES LAWS.

         15. Transferee has full power and authority to execute and deliver this Investment Letter and has obtained the requisite corporate, governmental, and third party approvals and consents necessary to execute and deliver this Investment Letter.

         16. Transferee confirms that the representations Transferee has previously made to the Company and those contained in this Investment Letter are correct and complete as of the date hereof, and that if there should occur any material change in such representations prior to the receipt of the Shares by Transferee, Transferee agrees that Transferee will immediately furnish such revised or corrected representations or information to the Company.

         This Investment Letter shall be binding upon Transferee and his/her heirs, executors, administrators, successors, representatives and assigns and shall enure to the benefit of the Company, and its successors and assigns. This Investment Letter shall be governed and construed in accordance with the laws of the State of South Carolina.

         IN WITNESS WHEREOF, Transferee has executed this Investment Letter as of the date set forth opposite Transferee's signature below.

                             TRANSFEREE:

Number of Shares of       _______________________________
UCI Medical Affiliates,   (Print name of Transferee here)
Inc. to be transferred:

______________Shares
                          ______________________________________________________
Date:                     (Signature of Transferee or authorized representative)

                          ______________________________________________________
                          (Street Address)

                          ______________________________________________________
                          (City, State, Zip Code)

Investment Letter
Page 4